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
                                   EXHIBIT 11

                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                Three Months Ended         Nine Months Ended
                                       March 31,                March 31,
                             -------------------------  ------------------------
                                 2005         2004         2005         2004
                             ------------  -----------  -----------  -----------
Net loss                     $  (272,204)    (291,888)    (696,066)  (1,048,786)
                             ============  ===========  ===========  ===========

Weighted average number of
  common shares outstanding   91,259,033   81,663,563   90,753,924   71,139,776

Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants                             -            -            -            -
                             ------------  -----------  -----------  -----------

                              91,259,033   81,663,563   90,753,924   71,139,776
                             ============  ===========  ===========  ===========

Net loss per share,
  basic and diluted          $         *            *    (    0.01)   (    0.01)
                             ============  ===========  ===========  ===========

* Less than ($0.01) per share.

Stock options and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (76,181,877 shares at March 31, 2005 and 81,231,877 shares at March 31, 2004) would be to decrease net loss per share.
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